                                                                    EXHIBIT 11.1

              NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                       STATEMENT RE: EARNINGS PER SHARE


                                    FOR THE TWELVE MONTHS ENDED
                                            DECEMBER 31,
                                    1996         1995        1994
                              --------------------------------------

Net Income (Loss)               $(1,162,877)  $  584,262  $  289,361
                              ======================================

Weighted average common
    shares outstanding            6,748,810    3,763,587   3,622,447

Stock issued within twelve
    months of initial public
    offering (1)                  1,079,875    2,738,968   2,738,968

Common stock equivalents                  -      219,660     231,426
                              --------------------------------------

Weighted average number of
    common and common equiv-
    alent shares outstanding      7,828,685    6,722,215   6,592,841
                              --------------------------------------

Net income (loss) per share
    amount                      $     (0.15)       $0.09       $0.04
                              ======================================
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(1)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
     No. 83, stock, stock options, and stock warrants issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.